Exhibit 5.1
July  30, 2007
Jaguar Mining Inc.
48 Pleasant Street
Concord, NH 03301
Dear Sirs/Mesdames:
          I am legal counsel of Brazilian Resources, Inc. and in such capacity provide legal advice from time to time to Jaguar Mining Inc., an Ontario company (the “Company”). The Company has requested that we furnish this letter to you in connection with the Company’s registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on July, 2007 (the “Registration Statement”).
          The Registration Statement covers the registration of an aggregate of 7,997,396 common shares, no par value, of the Company (the “Shares”) that are issuable by the Company pursuant to its Stock Option Plan (the “Plan”).
          We have examined the Registration Statement and have also examined and relied as to factual matters upon originals or copies of such documents, records, certificates, and other instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, records, certificates and instruments submitted to us as originals, and the conformity with originals of all documents, records, and instruments submitted to us as copies.
          Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the Plans and paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
48 Pleasant Street, Concord, New Hampshire 03301 • Tel (603) 224-4800 • Fax (603) 228-8045
e-mail: info@brazilianresources.com • website: www.brazilianresources.com

Jaguar Mining, Inc.
July 30, 2007

     This opinion is given as of the date of this document, and any subsequent change in facts, circumstances or laws may render this opinion inapplicable in whole or in part. We assume no obligation to advise of any such changes or otherwise modify this opinion as a result of any change. This opinion is rendered solely to the addressee listed above in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose or use or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Robert J. Lloyd
Robert J. Lloyd
RJL/ldt